Ex. 99.1

             Hub Group, Inc. Reports Record Second Quarter 2004 Results And Revised 2004 Guidance

DOWNERS GROVE, Ill., July 21 — Hub Group, Inc. (Nasdaq: HUBG) today reported a 162.4% increase in second quarter net income versus the second quarter of 2003. Hub Group earned net income of $4.1 million or $0.48 diluted earnings per share for the quarter ended June 30, 2004 compared to last year’s second quarter net income of $1.5 million or $0.20 diluted earnings per share on 8.2% higher average diluted shares outstanding in the 2004 period.

Transportation-related revenue, generated by the Company’s intermodal, truckload brokerage and logistics business units, increased 7.2% to $338.5 million in the second quarter of 2004 compared to the second quarter of 2003. Second quarter intermodal revenue increased 5.7% to $242.3 million due to an increase in volume. Truckload brokerage revenue increased 7.3% to $56.8 million this quarter due primarily to an increase in revenue per load. Second quarter logistics revenue increased 17.1% to $39.4 million due primarily to an increase in volume. Hub Group Distribution Services (HGDS) revenue decreased 34.0% to $10.5 million in the second quarter 2004 from $15.9 million in the same period last year due primarily to lower installation business. Total revenue in the second quarter 2004 was $349.0 million, an increase of 5.2% compared with the $331.7 million reported for the second quarter of 2003. Second quarter gross margin increased 0.5% to $43.7 million in 2004 from $43.5 million in 2003. As a percentage of revenue, gross margin decreased to 12.5% this quarter from 13.1% in 2003. Transportation-related gross margin dollar increases were offset by decreases in gross margin at HGDS. The change in gross margin as a percentage of revenue is primarily attributable to a decrease in the higher margin business of HGDS.

Costs and expenses decreased 5.7% in the second quarter of 2004 to $35.4 million compared to $37.5 million in the second quarter of 2003, reflecting the benefits from the Company’s cost reduction efforts. Other expense, which primarily includes interest expense, decreased to $1.3 million in the second quarter of 2004 compared to $1.9 million in the same period of 2003 due to lower debt levels. The Company paid down $8.0 million of debt during the second quarter of 2004.

Commenting on the results, David P. Yeager, Vice-Chairman and Chief Executive Officer of Hub Group stated, “We are very pleased with the strong growth in our net income which produced another record quarter. Our recent organizational realignment has reinvigorated our sales effort and as a result all three main business lines are growing again. We will continue to focus on improving our operations and profitably growing our business.”

                 PUBLIC OFFERING

Hub’s public offering of Class A common stock priced at $33.00 per share, before underwriting discounts and commissions, and closed on July 2, 2004. Net proceeds to the Company of $56.1 million from the sale of 1,800,000 shares were used to prepay $50.0 million of 9.14% debt and the related pre-payment penalty on July 6, 2004. As a result of the pre-payment, the Company will record a charge of $7.3 million (after-tax of approximately $4.2 million), consisting of $6.8 million in pre-payment penalties and a $0.5 million write-off of deferred financing costs, during the third quarter of 2004.

                 REVISED FULL YEAR 2004 GUIDANCE

Excluding the $4.2 million one-time after-tax charge in connection with Hub’s public offering described above, (pre-payment penalty and deferred financing costs) Hub projects its full year 2004 adjusted earnings to be in the range of $1.65 to $1.71 diluted earnings per share. This guidance assumes 9.466 million diluted weighted average shares outstanding for the year.

A tabular reconciliation of the differences between the adjusted full year 2004 guidance, which excludes the $4.2 million one time charge, and projected financial results determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”) is below.

             Projected GAAP EPS Results           EPS Adjustments           Adjusted Projected EPS Results
                         $1.25 to $1.31                               .40                                  $1.65 to $1.71

The adjustment represents the pre-tax $6.8 million prepayment penalty and the pre-tax $0.5 million write off of deferred financing costs less the related tax benefit of $3.1 million divided by 10,500,000 estimated diluted weighted average shares outstanding for the quarter ended September 30, 2004.

CONFERENCE CALL: Hub Group, Inc. will hold a conference call for investors and other interested parties at 10:00 am EDT on Thursday July 22, 2004. To participate, please call five minutes early by dialing 1-888-296-1938 and entering participant code 846607. International callers can dial 1-304-345-7506. For those unable to participate, a replay will be available after 1:00pm EDT on July 22, 2004. For the replay, dial 1-877-471-6581 and enter access code 726468. International callers should dial 1-402-970-2661.

ABOUT HUB GROUP: Hub Group, Inc. is a leading non-asset based freight transportation management company providing comprehensive intermodal, truckload brokerage and logistics and distribution services. The Company operates through a network of over 30 offices throughout the United States, Canada and Mexico.

                 Certain prior year amounts have been reclassified to conform to the current year presentation.

CERTAIN FORWARD-LOOKING STATEMENTS: Statements in this press release that are not historical, including statements about Hub Group’s or management’s projections regarding 2004 earnings, intentions, beliefs, expectations, representations, projections, plans or predictions of the future, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently uncertain and subject to risks. Such statements should be viewed with caution. Actual results or experience could differ materially from the forward-looking statements as a result of many factors. Factors that could cause actual results to differ materially include the factors listed from time to time in Hub Group’s SEC reports including, but not limited to, the annual report on Form 10-K for the year ended December 31, 2003, our report on Form 10-Q for the period ended March 31, 2004 and our Prospectus dated June 28, 2004. Hub Group assumes no liability to update any such forward-looking statements.

                 SOURCE: HUB GROUP, INC.

                 CONTACT: Erin Koops of Hub Group, Inc., +1-630-271-3656

HUB GROUP, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Revenue	$ 348,971	$ 331,651	$ 677,273	$ 660,934
Transportation costs	305,306	288,191	591,805	575,424

Gross margin	43,665	43,460	85,468	85,510

Costs and expenses:
Salaries and benefits	22,233	22,853	44,575	46,181
Selling, general and administrative	10,315	12,105	20,596	23,891
Depreciation and amortization of property and equipment	2,851	2,588	5,734	5,149

Total costs and expenses	35,399	37,546	70,905	75,221

Operating income	8,266	5,914	14,563	10,289

Other income (expense):
Interest expense	(1,684)	(2,010)	(3,397)	(4,096)
Interest income	56	25	109	75
Other, net	363	49	404	13

Total other expense	(1,265)	(1,936)	(2,884)	(4,008)

Income before provision for income taxes	7,001	3,978	11,679	6,281

Provision for income taxes	2,942	2,431	4,907	3,375

Net income	$ 4,059	$ 1,547	$ 6,772	$ 2,906

Basic earnings per common share	$ 0.52	$ 0.20	$ 0.87	$ 0.38

Diluted earnings per common share	$ 0.48	$ 0.20	$ 0.81	$ 0.37

Basic weighted average number of shares outstanding	7,851	7,709	7,799	7,709

Diluted weighted average number of shares outstanding	8,469	7,824	8,381	7,773

HUB GROUP, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)

	June 30, 2004	December 31, 2003
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$ —	$ —
Accounts receivable
Trade, net	122,572	125,754
Other	14,201	9,472
Deferred taxes	4,789	4,676
Prepaid expenses and other current assets	4,679	4,578

TOTAL CURRENT ASSETS	146,241	144,480
PROPERTY AND EQUIPMENT, net	23,887	27,855
GOODWILL, net	215,175	215,175
OTHER ASSETS	320	1,017

TOTAL ASSETS	$ 385,623	$ 388,527

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable
Trade	$ 112,228	$ 117,790
Other	3,303	2,555
Accrued expenses
Payroll	14,538	14,157
Other	12,878	11,592
Current portion of long-term debt	8,010	8,017

TOTAL CURRENT LIABILITIES	150,957	154,111
LONG-TERM DEBT, EXCLUDING CURRENT PORTION	54,011	67,017
DEFERRED TAXES	27,961	24,364
STOCKHOLDERS' EQUITY:
Preferred stock, $.01 par value, 2,000,000 shares authorized; no shares
issued or outstanding in 2004 and 2003	—	—
Common stock
Class A: $.01 par value; 12,337,700 shares authorized; 7,554,977 shares issued and 7,529,582 outstanding in 2004; 7,410,700 issued and
7,390,500 outstanding in 2003	75	74
Class B: $.01 par value; 662,300 shares authorized; 662,296 shares issued
and outstanding in 2004 and 2003	7	7
Additional paid-in capital	118,608	115,820
Purchase price in excess of predecessor basis, net of tax benefit of $10,306	(15,458)	(15,458)
Retained earnings	54,104	47,332
Unearned compensation	(4,018)	(4,448)
Treasury stock, at cost (25,395 shares in 2004 and 20,200 shares in 2003)	(624)	(292)

TOTAL STOCKHOLDERS' EQUITY	152,694	143,035

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 385,623	$ 388,527

HUB GROUP, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Six Months Ended June 30,
	2004	2003
Cash flows from operating activities:
Net income	$ 6,772	$ 2,906
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation and amortization of property and equipment	5,812	5,174
Deferred taxes	4,735	3,375
Compensation expense related to restricted stock	1,044	—
(Gain) Loss on sale of assets	(162)	8
Other assets	697	(243)
Changes in working capital:
Accounts receivable, net	(1,547)	3,851
Prepaid expenses and other current assets	(101)	488
Accounts payable	(4,814)	(7,063)
Accrued expenses	1,667	2,933

Net cash provided by operating activities	14,103	11,429

Cash flows from investing activities:
Purchases of property and equipment, net	(1,682)	(1,395)

Net cash used in investing activities	(1,682)	(1,395)

Cash flows from financing activity:
Proceeds from stock options exercised	3,359	—
Purchase of treasury stock	(2,767)	—
Net payments on revolver	(6,000)	(6,000)
Payments on long-term debt	(7,013)	(4,034)

Net cash used in financing activities	(12,421)	(10,034)

Net increase (decrease) in cash and cash equivalents	—	—
Cash and cash equivalents beginning of period	—	—

Cash and cash equivalents end of period	$ —	$ —

Supplemental disclosures of cash flow information
Cash paid for:
Interest	$ 2,630	$ 3,415
Income Taxes	$ 368	$ —